Exhibit 21.1

SUBSIDIARIES OF ADVENT SOFTWARE, INC.

Name	State or Country of Incorporation
Advent Australia, Pty. Ltd.	Australia
Advent Denmark AS	Denmark
Advent Norway AS	Norway
Advent Sweden AB	Sweden
Advent Hellas SA	Greece
Advent Netherlands BV	Netherlands
Advent Software FSC, Inc.	Barbados
Advent Technology, Inc.	Delaware
Kinexus Corporation	Delaware
Hub Data, Inc.	Massachusetts
MicroEdge, Inc.	New York
NPO Solutions, Inc.	Connecticut
Second Street Securities, Inc.	Delaware
Techfi Corporation	Colorado